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                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                          --------------------


                               FORM 8-K


                            CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of
                  The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) November 8, 1996


                    Commission File Number:  1-1511


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                       FEDERAL-MOGUL CORPORATION
         (Exact name of registrant as specified in its charter)


     Michigan                                    38-0533580
(State or other jurisdiction of          (I.R.S. Employer I.D. No.)
incorporation or organization)


26555 Northwestern Highway, Southfield, Michigan         48034
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number including area code:  (810) 354-7700


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              INFORMATION TO BE INCLUDED IN REPORT


ITEM 5.  OTHER EVENTS.


     The Board of Directors of Federal-Mogul Corporation elected Richard A. Snell to the posts of chairman, president and chief executive officer of the Company effective on or before November 30, 1996. Mr. Snell replaces Roderick Hills as chairman and Robert S. Miller who served as acting chief executive officer and president of the Company. Messrs. Hills and Miller, members of the Company's Board of Directors, were elected to their positions following the resignation on September 17, 1996, of Dennis J. Gormley, the previous chairman, president and chief executive officer of the Company.

     Mr. Snell was employed by Tenneco, Inc. since 1987 and as president and chief executive officer of Tenneco Automotive since 1993. Before becoming president and chief executive officer of Tenneco Automotive, he served as senior vice president of Tenneco Automotive, heading its Walker Manufacturing Division and its international retail business.

     Mr. Snell's base salary for 1997 will be $600,000 with a target bonus of $450,000 based upon the achievement of objective criteria approved by the Board of Directors. The maximum possible bonus for 1997 is $675,000.

     The Board also noted that a significant percentage of Mr. Snell's compensation is equity based and is tied to increases in the price of Federal-Mogul common stock. Specifically, the Board awarded Mr. Snell a total of up to 415,000 options and shares of restricted stock in addition to his cash compensation.

     Mr. Snell will receive 50% of the total award if the closing price on the New York Stock Exchange of Federal-Mogul common stock averages $30 for twenty consecutive days during the third year of his employment with the Company. If the price fails to reach $30 during such time period, the price must reach $35 for twenty consecutive days during the fourth year of employment, or $40 for twenty consecutive days during the fifth year of his employment. If these stock price targets are not achieved, 50% of the total award is forfeited. The remainder of the award vests 20% each year over 5 years.



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                             SIGNATURE


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


FEDERAL-MOGUL CORPORATION


     (Diane L. Kaye)
By:-------------------------------
     Diane L. Kaye
     Vice President, General Counsel
       and Secretary


Dated as of November 8, 1996